Contacts:
          Community Central Bank Corp. - Ray Colonius - P:586 783-4500
          Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION ANNOUNCES DEPARTURE OF SUBSIDIARY PRESIDENT	For Immediate Release

MOUNT CLEMENS, Mich., July 18, 2007 - Community Central Bank Corporation (Nasdaq Global Market: CCBD), the holding company for Community Central Bank, announced today that Ronald R. Reed, Community Central Bank's president, has left the bank to pursue other opportunities.

David A. Widlak, President and Chief Executive Officer of the Corporation and the Bank, will assume Mr. Reed's duties.

Mr. Widlak stated: "Ron Reed has made a significant contribution to the Corporation and the Bank and has been a valued colleague and friend. We all wish him the very best in his future endeavors."

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills, and Grosse Pointe Farms, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana, Northern Illinois and Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.